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Exhibit 3

[Ernst & Young Letterhead]

Consent of Independent Auditors

        We consent to the inclusion in Tesma International Inc.'s Annual Report on Form 40-F of our audit report dated February 3, 2003, on the consolidated balance sheets of Tesma International Inc. as at December 31, 2002 and July 31, 2002, and the consolidated statement of income, retained earnings and cash flows for the five-month period ended December 31, 2002 and for each of the years in the three-year period ended July 31, 2002, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Toronto, Canada May 21, 2003	Chartered Accountants

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Consent of Independent Auditors